Exhibit 99.1

Clearwater Paper Reports Third Quarter 2019 Results

SPOKANE, Wash.--(BUSINESS WIRE)--October 24, 2019--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the third quarter of 2019.

The company reported net sales of $445.2 million for the third quarter of 2019, which were $18.7 million or 4.4% higher than net sales of $426.5 million for the third quarter of 2018. The increase was due to higher net paperboard and tissue pricing from previously announced price changes and higher retail tissue shipments. These items were partially offset by lower non-retail tissue shipments primarily resulting from the sale of the company's mill in Ladysmith, Wisconsin in August 2018.

Net loss determined in accordance with generally accepted accounting principles, or GAAP, for the third quarter of 2019 was $11.0 million, or $0.66 per diluted share, compared to net earnings for the third quarter of 2018 of $34.4 million, or $2.08 per diluted share. The decrease in net earnings was due to planned major maintenance at the company's Lewiston, Idaho mill, higher input costs for pulp and wood fiber and increased depreciation and interest expense. Excluding certain non-core items identified in the attached Reconciliation of Non-GAAP Financial Measures, third quarter 2019 adjusted net loss was $8.3 million, or $0.50 per diluted share, compared to third quarter 2018 adjusted net earnings of $22.3 million, or $1.35 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, were $28.1 million for the third quarter of 2019, compared to $71.0 million for the third quarter of 2018. Adjusted EBITDA for the quarter was $30.9 million, compared to third quarter 2018 Adjusted EBITDA of $50.1 million. The decrease was due to the planned major maintenance at the Idaho mill in the third quarter of 2019.

“Compared to our outlook, we performed well during the third quarter, with continued strong pulp and paperboard production and higher retail tissue shipments, which enabled us to achieve solid results,” said Linda Massman, president and chief executive officer. “We successfully completed the major maintenance outage at our Lewiston, Idaho mill and determined we will move into 2020 with no planned major maintenance outages. Our new Shelby, North Carolina facility is meeting all customer quality expectations on ultra and premium grades and we are currently meeting our targeted production volume. We are also happy to report that tissue sales have increased 8% year over year. Our long-term focus remains on improving our operational capabilities to ensure we are well-positioned to generate cash flow to de-lever our balance sheet.”

THIRD QUARTER 2019 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $228.5 million for the third quarter of 2019, up 8.0% compared to third quarter 2018 net sales of $211.6 million. This increase was due to higher retail tissue volumes sold, higher average prices for both retail and non-retail tissue products and a favorable mix shift to a higher percentage of retail shipments, partially offset by the impact from the divestiture of the Ladysmith, Wisconsin mill in August 2018. In the third quarter of 2019, converted case shipments reached 13.2 million cases, an increase of 11.6% compared to 11.8 million cases shipped in the third quarter of 2018, due to growth in business with both new and existing customers.

Segment operating loss for the third quarter of 2019 was $4.4 million, compared to operating income of $21.7 million in the third quarter of 2018. After adjusting for certain non-core items identified in the attached Reconciliation of Non-GAAP Financial Measures, adjusted operating loss was $4.4 million for the third quarter of 2019, compared to an adjusted operating loss of $1.0 million for the same period in 2018. The increased operating loss was primarily due to higher internal pulp costs due to planned major maintenance at the Idaho mill and higher depreciation expense resulting from the completion of the Shelby mill expansion. Adjusted EBITDA for the segment was $14.6 million in the third quarter of 2019, up from $13.4 million in the third quarter of 2018. The increase was primarily due to improved retail shipment volumes, pricing and mix, partially offset by higher maintenance costs and lower non-retail tissue shipments resulting from the divestiture of the Ladysmith mill.

Tissue Sales Volumes and Prices:

  Total tissue volumes sold were 86,408 tons in the third quarter of 2019, a decrease of 2,452 tons or 2.8% compared to 88,860 tons in the third quarter of 2018. Retail volumes represented 92% of total volumes sold in the third quarter of 2019, up from 79% in the third quarter of 2018. Converted product cases shipped increased 11.6% to 13.2 million in the third quarter of 2019, compared to the 11.8 million cases shipped in the third quarter of 2018.
  Average tissue net selling prices increased 10.7% to $2,635 per ton in the third quarter of 2019, compared to $2,381 per ton in the third quarter of 2018. The increase was due to a significant reduction in parent roll sales resulting from the divestiture of the Ladysmith mill, previously announced price increases and a higher mix of ultra-quality tissue products.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $216.6 million for the third quarter of 2019, up 0.9% compared to third quarter 2018 net sales of $214.8 million. The increase was due to higher paperboard prices from previously announced increases, partially offset by lower sales volume.

Segment operating income and margin for the third quarter of 2019 were $17.1 million and 7.9%, compared to $38.3 million and 17.8%, respectively, for the third quarter of 2018. Adjusted EBITDA for the segment was $28.3 million in the third quarter of 2019, compared to $47.7 million in the third quarter of 2018. The decrease in operating income and adjusted EBITDA was primarily due to planned major maintenance at the company's Idaho mill, partially offset by higher paperboard prices.

Paperboard Sales Volumes and Prices:

  Paperboard sales volumes were 214,537 tons in the third quarter of 2019, a decrease of 1.6% compared to 218,135 tons in the third quarter of 2018.
  Paperboard average net selling price increased 1.9% to $1,004 per ton for the third quarter of 2019, compared to $985 per ton in the third quarter of 2018.

Taxes

The company's consolidated GAAP tax rate for the third quarter of 2019 was a benefit of 44.3%, compared to a provision of 9.6% in the third quarter of 2018. The tax benefit in the current quarter resulted from the pre-tax loss for the quarter.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the third quarters of 2019 and 2018, including adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, EBITDA, adjusted EBITDA, adjusted operating income (loss) and adjusted operating margin. Because these amounts are not in accordance with GAAP, reconciliations to net earnings (loss), net earnings (loss) per diluted share and operating income (loss) as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses EBITDA and Adjusted EBITDA: (i) as factors in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to EBITDA to measure the company's compliance with certain covenants.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding managing and completing the company's Shelby, North Carolina facility expansion, planned major maintenance outages, customer quality expectations, production volume, operational and financial execution, cash flow and debt reduction. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: competitive pricing pressures for products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in customer product preferences and competitors' product offerings; the company’s ability to achieve full production at its new tissue manufacturing operations in Shelby, North Carolina on time and within current cost expectations; customer acceptance and timing and quantity of purchases of the company’s tissue products, including the existence of sufficient demand for and the quality of tissue manufactured at its expanded Shelby, North Carolina operations upon full production; consolidation and vertical integration of converting operations in the paperboard industry; the company’s ability to successfully implement its operational efficiencies and cost savings strategies, along with related capital projects, and achieve the expected operational or financial results of those projects, including from the continuous pulp digester at its Lewiston, Idaho facility; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; labor disruptions; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunctions and damage to the company’s manufacturing facilities; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; larger competitors having operational and other advantages; cyclical industry conditions; changes in expenses, required contributions and potential withdrawal costs associated with the company’s pension plans; environmental liabilities or expenditures; cyber-security risks; reliance on a limited number of third-party suppliers for raw materials; the company’s ability to attract, motivate, train and retain qualified and key personnel; material weaknesses in the company's internal controls over financial reporting; the company’s substantial indebtedness and ability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; and changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2019		2018		2019		2018
Net sales	$445,188	100%	$426,460	100%	$1,325,960	100%	$1,295,511	100%
Costs and expenses:
Cost of sales	(418,704)	94%	(376,221)	88%	(1,212,775)	91%	(1,155,808)	89%
Selling, general and administrative expenses	(28,944)	7%	(26,283)	6%	(85,942)	6%	(85,827)	7%
Gain on divested assets, net	—	—%	22,944	5%	—	—%	22,944	2%
Total operating costs and expenses	(447,648)	101%	(379,560)	89%	(1,298,717)	98%	(1,218,691)	94%
(Loss) income from operations	(2,460)	1%	46,900	11%	27,243	2%	76,820	6%
Interest expense, net	(13,077)	3%	(7,547)	2%	(32,477)	2%	(23,290)	2%
Debt retirement costs	(2,725)	1%	—	—%	(2,725)	—%	—	—%
Non-operating pension and other postretirement benefit costs	(1,421)	—%	(1,234)	—%	(4,266)	—%	(3,700)	—%
(Loss) earnings before income taxes	(19,683)	4%	38,119	9%	(12,225)	1%	49,830	4%
Income tax benefit (provision)	8,710	2%	(3,675)	1%	4,665	—%	(5,825)	—%
Net (loss) earnings	$(10,973)	2%	$34,444	8%	$(7,560)	1%	$44,005	3%
Net (loss) earnings per common share:
Basic	$(0.66)		$2.09		$(0.46)		$2.67
Diluted	(0.66)		2.08		(0.46)		2.66
Average shares outstanding (in thousands):
Basic	16,539		16,487		16,531		16,493
Diluted	16,539		16,564		16,531		16,573

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$7,815	$22,484
Restricted cash	1,440	—
Receivables, net	157,929	145,519
Taxes receivable	6,721	6,301
Inventories	282,395	266,244
Other current assets	7,960	3,399
Total current assets	464,260	443,947
Property, plant and equipment, net	1,273,474	1,269,271
Operating lease right-of-use assets	74,503	—
Goodwill	35,074	35,074
Intangible assets, net	18,725	24,080
Other assets, net	15,041	15,746
TOTAL ASSETS	$1,881,077	$1,788,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$58,000	$120,833
Accounts payable and accrued liabilities	229,563	321,032
Current liability for pension and other postretirement employee benefits	7,430	7,430
Total current liabilities	294,993	449,295
Long-term debt	866,702	671,292
Operating lease liabilities	66,571	—
Liability for pension and other postretirement employee benefits	73,738	78,191
Other long-term obligations	33,990	38,977
Accrued taxes	3,070	2,785
Deferred tax liabilities	116,868	121,182
TOTAL LIABILITIES	1,455,932	1,361,722

Stockholders' equity	425,145	426,396
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,881,077	$1,788,118

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Nine Months Ended
	September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(7,560)	$44,005
Adjustments to reconcile net (loss) earnings to net cash flows from operating activities:
Depreciation and amortization	86,343	75,686
Equity-based compensation expense	2,959	2,845
Deferred taxes	(6,023)	3,930
Employee benefit plans	1,006	102
Amortization of deferred issuance costs on debt	1,452	943
Loss on retirement of debt	2,725	—
Gain on divested assets	—	(25,510)
Other non-cash activity, net	724	84
Changes in working capital, net	(98,266)	7,402
Changes in taxes receivable	(420)	13,534
Other, net	825	(1,922)
Net cash flows from operating activities	(16,235)	121,099
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(125,794)	(174,034)
Net proceeds from divested assets	—	70,930
Other, net	14	807
Net cash flows from investing activities	(125,780)	(102,297)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from long-term debt	296,146	—
Repayment of borrowings on long-term debt	(101,671)	—
Borrowings on short-term debt	534,877	322,454
Repayments of borrowings on short-term debt	(598,715)	(277,454)
Payments for debt issuance costs	(1,844)	—
Other, net	(1,430)	(853)
Net cash flows from financing activities	127,363	44,147
(Decrease) increase in cash, cash equivalents and restricted cash	(14,652)	62,949
Cash, cash equivalents and restricted cash at beginning of period	24,947	16,738
Cash, cash equivalents and restricted cash at end of period	$10,295	$79,687

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2019		2018		2019		2018
Segment net sales:
Consumer Products	$228,544	51%	$211,642	50%	$676,220	51%	$672,069	52%
Pulp and Paperboard	216,644	49%	214,818	50%	649,740	49%	623,442	48%
Total segment net sales	$445,188	100%	$426,460	100%	$1,325,960	100%	$1,295,511	100%

Operating (loss) income:
Consumer Products	$(4,438)	180%	$(1,269)	3%	$(8,300)	30%	$(3,244)	4%
Gain on divested assets	—	—%	22,944	49%	—	—%	22,944	30%
Pulp and Paperboard	17,098	695%	38,280	82%	80,073	294%	98,626	128%
	12,660		59,955		71,773		118,326
Corporate	(15,120)	615%	(13,055)	28%	(44,530)	163%	(41,506)	54%
(Loss) income from operations	$(2,460)	100%	$46,900	100%	$27,243	100%	$76,820	100%

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net (loss) earnings	$(10,973)	$34,444	$(7,560)	$44,005
Add back:
Interest expense, net[3]	15,802	7,547	35,202	23,290
Income tax (benefit) provision	(8,710)	3,675	(4,665)	5,825
Depreciation and amortization expense	31,990	25,342	86,343	75,686
EBITDA[1]	28,109	71,008	109,320	148,806

Directors' equity-based compensation expense (benefit)	420	769	101	(1,930)
Non-operating pension and other postretirement benefit costs[4]	1,421	1,234	4,266	3,700
Reorganization related expenses	934	158	986	950
Gain on divested assets, net	—	(22,944)	—	(22,944)
Reorganization related expenses associated with SG&A cost control measures	—	210	—	6,390
Other	—	(338)	—	—
Adjusted EBITDA[2]	$30,884	$50,097	$114,673	$134,972
[1]

EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net (loss) earnings adjusted for net interest expense (including debt retirement costs), income taxes and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Adjusted EBITDA excludes the impact of the items listed that the company does not believe are indicative of its core operating performance.
[3]	Interest expense, net for the three and nine months ended September 30, 2019 includes debt retirement costs of $2.7 million.
[4]

In 2018, the Company adopted Accounting Standards Update 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires all net periodic pension and postretirement costs other than service cost to be presented on a line outside of operating income. Beginning in the first quarter of 2019, the Company is excluding these non-operating costs from the calculation of Adjusted EBITDA. The corresponding prior period amounts have been reclassified to conform with the current period presentation.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Common Share
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP net (loss) earnings	$(10,973)	$34,444	$(7,560)	$44,005
Adjustments, after-tax[1]:
Debt retirement costs	1,791	—	1,791	—
Directors' equity-based compensation expense (benefit)	276	524	(40)	(1,480)
Reorganization related expenses	614	108	635	694
Gain on divested assets, net	—	(12,680)	—	(12,680)
Reorganization related expenses associated with SG&A cost control measures	—	143	—	4,767
Other	—	(250)	—	—
Impact of state tax rate changes	—	—	—	(676)
Adjusted net (loss) earnings[2]	$(8,292)	$22,289	$(5,174)	$34,630

GAAP net (loss) earnings per diluted share	$(0.66)	$2.08	$(0.46)	$2.66
Adjustments, after-tax[1]:
Debt retirement costs	0.11	—	0.11	—
Directors' equity-based compensation expense (benefit)	0.01	0.03	—	(0.09)
Reorganization related expenses	0.04	0.01	0.04	0.04
Gain on divested assets, net	—	(0.76)	—	(0.78)
Reorganization related expenses associated with SG&A cost control measures	—	0.01	—	0.29
Other	—	(0.02)	—	—
Impact of state tax rate changes	—	—	—	(0.04)
Adjusted net (loss) earnings per diluted share[2]	$(0.50)	$1.35	$(0.31)	$2.09
[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]

Adjusted net (loss) earnings and Adjusted net (loss) earnings per diluted share exclude the impact of the items listed that the company does not believe are indicative of its core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consumer Products:
Net sales	$228,544	$211,642	$676,220	$672,069
Operating (loss) income	(4,438)	21,675	(8,300)	19,700
Depreciation and amortization expense	19,025	14,447	51,227	42,964
Consumer Products EBITDA[1]	$14,587	$36,122	$42,927	$62,664
Gain on divested assets, net	—	(22,944)	—	(22,944)
Reorganization related expenses associated with SG&A cost control measures	—	87	—	1,746
Reorganization related expenses	—	158	—	950
Consumer Products Adjusted EBITDA[2]	$14,587	$13,423	$42,927	$42,416
Consumer Products EBITDA margin[3]	6.4%	17.1%	6.3%	9.3%
Consumer Products Adjusted EBITDA margin[4]	6.4%	6.3%	6.3%	6.3%
Pulp and Paperboard
Net sales	$216,644	$214,818	$649,740	$623,442
Operating income	17,098	38,280	80,073	98,626
Depreciation and amortization expense	11,168	9,316	30,144	28,106
Pulp and Paperboard EBITDA[1]	$28,266	$47,596	$110,217	$126,732
Reorganization related expenses associated with SG&A cost control measures	—	71	—	454
Pulp and Paperboard Adjusted EBITDA[2]	$28,266	$47,667	$110,217	$127,186
Pulp and Paperboard EBITDA margin[3]	13.0%	22.2%	17.0%	20.3%
Pulp and Paperboard Adjusted EBITDA margin[4]	13.0%	22.2%	17.0%	20.4%
[1]	Segment EBITDA is segment operating (loss) income adjusted for depreciation and amortization.
[2]	Segment Adjusted EBITDA excludes the impact of the items listed that the company does not believe are indicative of its core operating performance.
[3]	Segment EBITDA margin is defined as Segment EBITDA divided by Segment Net sales.
[4]	Segment Adjusted EBITDA margin is defined as Segment Adjusted EBITDA divided by Segment Net sales.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Adjusted Operating Income and Operating Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consumer Products:
Net sales	$228,544	$211,642	$676,220	$672,069
Operating (loss) income	$(4,438)	$21,675	$(8,300)	$19,700
Gain on divested assets, net	—	(22,944)	—	(22,944)
Reorganization related expenses associated with SG&A cost control measures	—	87	—	1,746
Reorganization related expenses	—	158	—	950
Consumer Products Adjusted operating loss[1]	$(4,438)	$(1,024)	$(8,300)	$(548)
Consumer Products operating margin	(1.9)%	10.2%	(1.2)%	2.9%
Consumer Products Adjusted operating margin[2]	(1.9)%	(0.5)%	(1.2)%	(0.1)%

Pulp and Paperboard:
Net sales	$216,644	$214,818	$649,740	$623,442
Operating income	$17,098	$38,280	$80,073	$98,626
Reorganization related expenses associated with SG&A cost control measures	—	71	—	454
Pulp and Paperboard Adjusted operating income[1]	$17,098	$38,351	$80,073	$99,080
Pulp and Paperboard operating margin	7.9%	17.8%	12.3%	15.8%
Pulp and Paperboard Adjusted operating margin[2]	7.9%	17.9%	12.3%	15.9%
[1]	Segment Adjusted operating (loss) income excludes the impact of the items listed that the company does not believe are indicative of its core operating performance.
[2]	Segment Adjusted operating margin is defined as Segment Adjusted operating (loss) income divided by Segment Net sales.

Contacts

Clearwater Paper Corporation
(News media)
Shannon Myers
509.344.5967
or
(Investors)
Robin S. Yim
Vice President, Investor Relations
509.344.5906